UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934
Date of Report (date of earliest event reported): October 12, 2010
SYNERGETICS USA, INC.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	001-10382 (Commission File Number)	20-5715943 (I.R.S. Employer Identification No.)

3845 Corporate Centre Drive O’Fallon, Missouri (Address of principal executive offices)	63368 (Zip Code)
(636) 939-5100
(Registrant’s telephone number, including area code)
     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐     Written communications pursuant to Rule 425 under the Securities Act.
☐     Soliciting material pursuant to Rule 14a-12 under the Exchange Act.
☐     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act.
☐     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act.

Item 2.02.	Results of Operations and Financial Condition.
     On October 12, 2010, Synergetics USA, Inc. (the “Company”) issued a press release announcing its financial results for the fourth fiscal quarter and fiscal year ended July 31, 2010. A copy of this press release is attached hereto as Exhibit 99.1 and incorporated herein by reference. The information contained in the website is not a part of this Current Report on Form 8-K.
     The information under this Item 2.02, including Exhibit 99.1, is being furnished and shall not be deemed to be “filed” for the purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of such section, nor shall such information be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act, except as shall be expressly set forth by specific reference in such filing.

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
     In accordance with its executive compensation and retention practices, on October 12, 2010, the Company entered into a Change in Control Agreement (the “Agreement”) with Pamela G. Boone, the Company’s Executive Vice President and Chief Financial Officer (the “Executive”).
     The Company had formerly entered into an employment agreement with the Executive that expired in August 2010. After entering into the Executive’s employment agreement, and in connection with the Company’s evaluation of executive retention, the Company determined its needs were best served by entering into change in control agreements with its executive officers. As such, the Company previously entered into change in control agreements with David M. Hable, the Company’s Chief Executive Officer and with Kurt W. Gampp, Jr., the Company’s Executive Vice President and Chief Operating Officer and Jerry L. Malis, M.D., the Company’s Executive Vice President and Chief Scientific Officer. Because the Agreement constitutes part of the Executive’s executive compensation package for fiscal 2011, it has an effective date of August 1, 2010, which was the first day of the Company’s 2011 fiscal year and the effective date of all compensation changes implemented in fiscal 2011 for all of the Company’s executive officers.
     The Agreement has a rolling one-year term and expires 30 days after termination of employment. Payments to which the Executive is due under the Agreement are not subject to reduction in the event she receives other compensation for services rendered after termination of employment, and she is under no duty to mitigate any payments.
     The Agreement provides that if the Executive’s employment is terminated within one year following a Change in Control for Cause or Disability (as both are defined in the Agreement), as a result of her death or by the Executive other than as Involuntary Termination (as defined in the Agreement), the Company shall pay to the Executive all compensation earned or accrued through her employment termination, including (i) base salary; (ii) reimbursement for reasonable and necessary expenses; (iii) vacation pay; (iv) bonuses and incentive compensation; and (v) all other amounts to which she is entitled under any compensation or benefit plan of the Company (“Standard Compensation Due”).
     If the Executive’s employment is terminated within one year following a Change in Control without Cause and for any reason other than death or Disability, including Involuntary Termination, and provided she enters into a separation agreement within 30 days of her employment termination, she shall receive an amount equal to the sum of the following: (i) all Standard Compensation Due; (ii) an amount equal to one times the annual base salary at the rate in effect immediately prior to the Change in Control; and (iii) any amount payable as of the termination date under the Company’s objectives-based incentive plan. Such amount shall be paid in 12 equal monthly installments beginning in the month after such termination. Furthermore, all outstanding awards of shares or options held by the Executive shall immediately vest and be exercisable for one year after the date of her employment termination.
     As defined in the Agreement, a “Change in Control” means: (i) the acquisition by any Person (as defined in the Agreement) of securities of the Company representing 51% or more of the combined voting power of the Company’s outstanding voting securities; (ii) a change in the composition of the Board of Directors of the Company such that during any period of up to two consecutive years, individuals who constitute members of the Board of Directors at the beginning of the period cease to constitute the majority thereof; and (iii) the closing of certain mergers or consolidations of the Company with any other corporation.
     The foregoing summary of the Agreement is qualified in its entirety by reference to the Agreement, filed as Exhibit 10.10 to the Company’s Annual Report on Form 10-K for the fiscal year ended July 31, 2010, and incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.
(d)	Exhibits.

Exhibit No.	Description of Exhibit
99.1	Press release issued by Synergetics USA, Inc. on October 12, 2010.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
Dated: October 12, 2010

SYNERGETICS USA, INC. (Registrant)
By:	/s/ Pamela G. Boone
	Name:	Pamela G. Boone
	Title:	EVP and Chief Financial Officer

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